Exhibit 99.1

      The following is a description of the relationships among the Reporting Persons and certain related entities or persons that may be deemed to beneficially own shares of the class A common stock, par value $0.01 per share (the "Class A Shares"), of the issuer, CompX International Inc. ("CompX").

	A majority of the outstanding voting stock of Contran Corporation ("Contran") is held directly by Lisa K. Simmons and various family trusts established for the benefit of Ms. Simmons, Thomas C. Connelly (the husband of Ms. Simmons' late sister) and their children and for which Ms. Simmons or Mr. Connelly, as applicable, serve as trustee (collectively, the "Other Trusts"). With respect to the Other Trusts for which Mr. Connelly serves as trustee, pursuant to the terms of a stockholders agreement (the "Contran Stockholders Agreement") he is required to vote the shares of Contran voting stock held in such trusts in the same manner as Ms. Simmons. Such voting rights of Ms. Simmons last through April 22, 2030 and are personal to Ms. Simmons.

	The remainder of Contran's outstanding voting stock is held by the Harold C. Simmons Family Trust No 2 (the "Family Trust"), which was established for the benefit of Ms. Simmons and her late sister and their children and for which for which Tolleson Private Bank serves as trustee (the "Trustee").

      Ms. Simmons serves as chair of the Contran board of directors
(the "Contran Board"), and one other member of Contran management also serves on the Contran Board. The Trustee of the Family Trust has the power to vote the shares of Contran stock held by the Family Trust and to direct the disposition of such shares subject to certain right-of-first-refusal limitations and restrictions as set forth in the Contran Stockholders Agreement. Ms. Simmons has the power to vote the shares of Contran stock she holds directly or indirectly (for the shares of Contran stock held by the Other Trusts for which she serves as trustee), and by virtue of the Contran Stockholders Agreement has the power to vote the shares of Contran stock held by the Other Trusts for which she does not serve as trustee.
Ms. Simmons has the power to direct the disposition of the shares of Contran stock she holds directly or indirectly (for the shares of Contran stock held by the Other Trusts for which she serves as trustee) subject to certain right-of-first-refusal limitations and restrictions as set forth in the Contran Stockholders Agreement.

      Contran is the holder of the sole membership interest of Dixie Rice AgriculturalL.L.C. ("Dixie Rice") and may be deemed to control Dixie Rice.

      Ms. Simmons and the Family Trust directly hold, or are related to the following persons or entities that directly hold, the following percentages of the outstanding Class A Shares:

NL Industries, Inc. ("NL")....................................86.9%
Contran................................................Less than 1%
Kronos Worldwide, Inc. ("Kronos Worldwide")............Less than 1%


      Ms. Simmons and the Family Trust directly hold, or are related to the following persons or entities that directly hold, the following percentages of the outstanding shares of NL common stock:

Valhi, Inc. ("Valhi").........................................82.8%
Kronos Worldwide.......................................Less than 1%


Together, Valhi and Kronos Worldwide may be deemed to control NL.

      Ms. Simmons and the Family Trust directly hold, or are related to the following persons or entities that directly hold, the following percentages of the outstanding shares of Kronos Worldwide common stock:

Valhi.........................................................50.2%
NLKW Holding LLC ("NLKW").....................................30.5%
Contran................................................Less than 1%

Together, Valhi, NL (and its wholly owned subsidiary NLKW) and Contran may be deemed to control Kronos Worldwide.

      Ms. Simmons and the Family Trust directly hold, or related to the following persons or entities that directly hold, the following percentages of the outstanding shares of Valhi common stock:

Dixie Rice....................................................91.5%

Dixie Rice may be deemed to control Valhi.

        NL (including a wholly-owned subsidiary of NL) and Kronos Worldwide own 14,372,970 shares and 1,724,916 shares, respectively, of Valhi common stock. As stated above, Valhi is the direct holder of approximately 82.8% of the outstanding shares of common stock of NL and 50.2% of the outstanding shares of Kronos Worldwide common stock. As a result of Valhi's direct and indirect ownership of NL and Kronos Worldwide and pursuant to Delaware law and Section 13(d)(4) of the Exchange Act, Valhi treats the shares of Valhi common stock that NL and Kronos Worldwide own as treasury stock for voting purposes. For the purposes of this statement, such shares of Valhi common stock that NL and Kronos Worldwide hold are not deemed outstanding.

      By virtue of the stock ownership of each of Kronos Worldwide, NL, Valhi, Dixie Rice and Contran, Ms. Simmons being a beneficiary of the Family Trust, the direct holdings of Contran voting stock by Ms. Simmons, the voting rights conferred to Ms. Simmons by the Contran Stockholders Agreement with Contran shares, the position of chair of the Contran Board by Ms. Simmons, and the Family Trust's ownership of Contran voting stock, in each case as described above, (a) Ms. Simmons and the Family Trust (and the Trustee, in its capacity as trustee of the Family Trust) may be deemed to control Contran, Dixie Rice, Valhi, NL, Kronos Worldwide and CompX and (b) Ms. Simmons, the Family Trust (and the Trustee, in its capacity as trustee of the Family Trust), Contran, Dixie Rice, Valhi, NL and Kronos Worldwide may be deemed to possess indirect beneficial ownership of, and a pecuniary interest in, shares of common stock directly held by such entities, including any Class A Shares. However, Ms. Simmons and the Family Trust
(and the Trustee) each disclaims beneficial ownership of, and such pecuniary interest in, such shares beneficially owned, directly or indirectly, by any of such entities, except to the extent of their direct beneficial ownership, if any, in shares of such entities.